Exhibit 10.3

CONSULTING AGREEMENT

This Agreement is made as of April 16, 2008 (“Effective Date”), by and between International Rectifier Corporation (“Company”), having a principal place of business at 233 Kansas Street, El Segundo, California 90245, and Pahl Consulting, Inc. , with a place of business at 703 Pier Avenue, Suite B712, Hermosa Beach, California 90254 (“Consultant”).

R E C I T A L S

WHEREAS, Company desires to retain Consultant as an independent contractor consultant, and Consultant desires to act in such capacity, to advise, consult with, and assist the Company with respect to certain consulting services;

WHEREAS, Consultant is willing and able to render said services.

NOW, THEREFORE, in consideration of the premises, and of the mutual terms, conditions and covenants set forth below, the parties hereto agree as follows:

GENERAL PROVISIONS

1.             Consultant’s Services.  During the Term (as hereinafter defined) of this Agreement, Consultant agrees to provide consulting services relating to the financial reconstruction and restatement activities of the Company and such other consulting services and projects as the Company may require, from time to time.  Consultant normally will report to Peter Knepper, Chief Financial Officer (acting) of the Company, or to such other person as he or his successor or designee, may direct (“Supervisor”).  Consultant agrees that Consultant will not undertake any assignment under this Agreement without first receiving the prior consent of such person.  During the Term of this Agreement, Consultant shall perform services per calendar month as requested by the Supervisor in person or by electronic mail or telephone to assist in those matters outlined above; provided however, additionally services may be provided upon the written consent of Supervisor.  Consultant further agrees that all services and work performed hereunder shall be conclusively deemed to be works-for-hire and as such all title and rights in such works shall exclusively belong to the Company.  Consultant shall apply Consultant’s best efforts and services to support Company whenever called upon by the terms of this Agreement at such times and places so as to maximize Company’s benefits from Consultant’s performance, and in its performance shall provide services by its designee Linda J. Pahl .

2.             Compensation.

(a) Fees.  In consideration of the services to be rendered by Consultant, Company shall pay Consultant a fee of $3,000 per day .

(b) Reimbursable Expenses/Computer.  In addition to the amount specified in subparagraph (a), Company shall reimburse Consultant for reasonable, necessary and substantiated expenses incurred by Consultant in connection with services rendered hereunder; provided, however, that travel and entertainment expenses will not be reimbursed unless first approved in writing by the Company.  Expenses will be reimbursed only after presentation to the Company of receipts, invoices and other appropriate documentation.  Consultant will be provided the use of a Company-owned computer on which Consultant shall retain information related to the Company and the consulting service provided hereunder.

(c) Manner of Payment.  Each calendar month, Consultant shall prepare and submit to Company a statement of time worked, a description of services provided and a report of accomplishments and expenses incurred during the preceding calendar month, together with such supporting documentation as may be required by Company.  The Company shall make payment to

Consultant within thirty (30) days after receipt of said documentation for such fees, costs and expenses as are payable under the terms of this Agreement.

3.             (a) Status as Independent Contractor.  Consultant acknowledges and agrees that Consultant is acting under this Agreement solely as an independent contractor, and not as an employee or an agent of Company and shall have no authority to act for or bind or obligate Company in any manner except to the extent specifically authorized in writing by the Company.  Consultant represents Company only as to the results of Consultant’s  work under this Agreement, and not as to the means whereby it is to be accomplished.  Consultant hereby represents, covenants and agrees that Consultant will not represent to others that Consultant is an employee, officer or agent of the Company or that Consultant has the power to bind the Company in any respect.  Consultant acknowledges that Consultant is solely responsible for determining the manner and means of accomplishing the results desired pursuant to this Agreement.  Accordingly, nothing herein contained shall be construed as creating the relationship of employer and employee or principal and agent between the Company and Consultant.

(b) Ineligible for Employee Benefits.  Consultant shall not be eligible for any benefit available only to employees of Company, including, but not limited to, workers’ compensation insurance, state disability insurance, unemployment insurance, group health and life insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like.

(c) Payroll Taxes.  No federal or state income, payroll, social security, state disability or other government tax will be deducted from payments made to Consultant under this Agreement.  Consultant agrees to pay all state and federal taxes and other such levies and charges as they become due on account of monies paid to Consultant hereunder, and to defend, indemnify and hold Company harmless from and against any and all liability resulting from any failure to do so.

4.             Term.  The term of this Agreement shall be six (6) months commencing on the Effective Date (“Term”).  This Agreement may be earlier terminated under Section 5, below.  This Agreement shall not be renewed or extended except by the mutual written agreement of the parties.

5.             Termination.

(a) Each party shall have the right at any time, with or without cause to terminate this Agreement upon thirty (30) days prior written notice to the other.

(b) Company shall have the further right to terminate this Agreement at any time, without prior notice, if Consultant fails to fulfill the obligations imposed upon Consultant by this Agreement; fails to perform to Company’s satisfaction any service requested by Company hereunder; or otherwise engages in conduct which adversely affects either the reputation of Company or its ability to conduct its business.

6.             Termination of Services and Return of Company Property.  Upon the expiration or earlier termination of this Agreement, Consultant shall immediately terminate Consultant’s services hereunder, and shall deliver promptly to Company all property in Consultant’s possession or under Consultant’s control relating to the business, work and investigations of the Company, and to any Inventions, patents or copyrights covered by this Agreement.  Such property shall include but not be limited to all written, graphical and recorded material, all copies, abstracts or summaries thereof, and all tools and equipment, including computers and electronic information, owned by the Company.

7.             Conflicts of Interest.  Consultant warrants and represents that Consultant is not presently subject to any agreement with a competitor of the Company, or to any other contract, oral or written, that will prevent him from performing in full accord with this Agreement.  In the event Consultant has or develops a conflict of interest in pursuit of Consultant’s business activities, Consultant will notify Company immediately of such fact and of the name of the person, firm, company or corporation with whom Consultant believes the conflict exists.  Consultant agrees that during the Term of this Agreement, Consultant shall not work or provide services, directly or indirectly, to any competitor of Company.

8.             Proprietary Information.  Consultant acknowledges that, during the  retention by Company, Consultant may have access to and become acquainted with confidential and other information proprietary to the Company, including, but not limited to, financial, business and technical information, information concerning the Company, its operations, customers, business and financial condition, as well as information with respect to which the Company has an obligation to maintain confidentiality (collectively referred to herein as “Proprietary Information”).  Consultant agrees not to disclose, directly or indirectly, to anyone, or let others use, for any purpose whatsoever, any Proprietary Information, of any type, whether or not designated confidential or proprietary, acquired in the course of Consultant’s performance under this Agreement.

9.             (a) Inventions and Discoveries.  Consultant agrees promptly to disclose and assign to the Company all inventions, discoveries, ideas, concepts, designs, data and information (including without limitation products, software (including without limitation, all code), information systems, processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto), regardless of whether patentable or copyrightable, which are made or conceived by Consultant, whether solely or jointly with others, during the Term of this Agreement (1) in the course of work performed for the Company; or (2) with the use of the Company’s time, material, Proprietary Information or facilities; or (3) related to or suggested by any of the business, work or investigations of the Company.  All such inventions, discoveries, ideas, concepts, designs, data and information are referred to herein as “Inventions.”  Consultant agrees that all such Inventions shall from their inception be the exclusive property of the Company or its designee, whether or not patent or copyright applications are filed thereon, and Consultant hereby expressly waives for himself any right or interest Consultant may have therein.  Consultant agrees to provide, without additional compensation, such assistance as may reasonably be required by the Company in obtaining patents and copyrights for such Inventions in any and all countries, and in enforcing any of the Company’s rights and interests relating to such Inventions or to any patents or copyrights resulting therefrom, including without limitation the execution by Consultant of all applications, assignments and other instruments as the Company may request.

(b) No Restriction on Use or Disclosure. Consultant warrants and represents that all of the Inventions, findings and recommendations disclosed by Consultant to the Company during the course of this Agreement may lawfully be disclosed by him and are not subject to any patent, license agreement, confidentiality agreement, trade secret law or any other restriction on use by or disclosure to the Company.

(c) Power of Attorney.  Consultant hereby irrevocably constitutes and appoints Company to act as Consultant’s agent and attorney-in-fact for the limited purpose of performing such acts and executing such documents as may be necessary to assign or transfer to or vest in Company any Inventions and discoveries, including, without limitation, the execution and delivery of any documents that may be necessary to apply for or obtain patents or copyrights.

10.           Survival.  The obligations assumed by Consultant pursuant to paragraphs 6, 8, 9 and 11 through 16 hereof shall survive the expiration or earlier termination of this Agreement.

MISCELLANEOUS PROVISIONS

11.           Waiver, Modification and Amendment.  No provision of this Agreement may be waived unless in writing, signed by the parties hereto.  Waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be modified or amended only by a written agreement executed by the parties hereto.

12.           Construction/Arbitration.  This Agreement shall be governed and construed in accordance with the laws of the State of California. Any dispute or controversy between you on the one hand, and the Company, on the other hand, in any way arising out of, related to, or connected with this Agreement or subject matter thereof, or otherwise in any way arising out of, related to, or connected with your services hereunder with the Company shall be resolved through final binding arbitration in

Los Angeles, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties agree that the Company shall be responsible for payment of all costs unique to arbitration, including the Arbitrator’s fee.

13.           Assignment.  Neither this Agreement nor any duties or obligations hereunder shall be assigned or transferred by Consultant without the prior written approval of Company.

14.           Partial Invalidity.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

15.           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior discussions, representations and understandings, whether oral or written.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

International Rectifier Corporation	Pahl Consulting, Inc.

By:	By:
Name:
Title: